Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	billlowe@KEMET.com	deandimke@KEMET.com
	864-963-6484	954-766-2800

KEMET Reports First Quarter Fiscal Year 2010 Results

Financial Highlights:

•                  Net sales for the first quarter of fiscal year 2010 were $150.2 million compared to $136.0 million for the fourth quarter of fiscal year 2009

•                  Gross margin as a percentage of net sales for the first quarter of fiscal year 2010 was 13.6% compared to 7.0% for the first quarter of fiscal year 2009

•                  First quarter GAAP net income per share of $0.31 compared to $0.03 for the fourth quarter of fiscal year 2009

•                  First quarter Non-GAAP net loss per share of $(0.17) compared to $(0.25) for the fourth quarter of fiscal year 2009

•                  Consummated tender offer on 53.7% of outstanding convertible senior notes

Greenville, South Carolina (July 30, 2009) - KEMET Corporation (Other OTC: KEME) today reported preliminary results for the first fiscal quarter ended June 30, 2009.  Net sales for the quarter ended June 30, 2009, were $150.2 million, which is a 38.1% decrease over the same quarter last year and a 10.4% increase over the prior quarter ended March 31, 2009.

On a U.S. GAAP basis, net income was $25.1 million, or $0.31 per share for the first quarter of fiscal year 2010 compared to net loss of $189.4 million or $(2.36) per share for the same quarter last year and compare to net income of $2.4 million or $0.03 per share for the prior quarter ended March 31, 2009.  The Non-GAAP net loss, excluding special charges, was $13.6 million or $(0.17) per share for the current quarter compared to net loss of $19.5 million, or $(0.24) per share for the same quarter last year and compares to a net loss of $20.6 million, or $(0.25) per share for the prior quarter ended March 31, 2009.

The current quarter includes a $38.9 million pre-tax gain related to the early extinguishment of 53.7% of the Company’s convertible senior notes, $0.2 million pre-tax loss on the disposal of fixed assets and interest accretion of $2.3 million recorded in interest expense as a result of adopting FSP APB 14-1 related to the Company’s convertible senior notes.  During the last four quarters the Company’s total debt as reflected on its balance sheet has been reduced by approximately $150 million.  Included in this reduction was an $11.1 million reduction to debt based on the adoption of FSP APB 14-1, which the Company was required to adopt at the beginning of this quarter with respect to its outstanding convertible debt, a $31.4 million allocation attributable to the warrant issued to Platinum Equity which has the effect of reducing the amount recorded for the Platinum credit facility, and $14.5 million related to the devaluation of the Euro against the US dollar.

“We believe that our first quarter for fiscal year 2010 reflects a turning point, both in the underlying economic conditions, and financial position of the Company.  Our initiatives over the past twelve months to reduce our cost structure, strengthen our balance sheet, and change our business model, are all bearing fruit for our Company today,” stated Per Loof, KEMET’s Chief Executive Officer. “For our first quarter of fiscal year 2010, we saw revenue increase 10% over the previous quarter, however more significant and encouraging is the performance of our Tantalum and Ceramics business groups and our order book.  Our book-to-bill remains strong across our business and we see demand increasing at a moderate pace. The partnership with Platinum Equity LLC will allow us to significantly improve our ability to fully implement our restructuring plans.  Much work remains of course and stalls are always possible, but our efforts are delivering results and we remain focused on profitability in the near term,” continued Loof.

Management believes that investors may find it useful to review the Company’s financial results that exclude special items as determined by management.  These special items include gain on extinguishment of debt, impairment charges associated with goodwill and long-lived assets, integration costs incurred as a result of recent business acquisitions, restructuring charges related primarily to employee severance and equipment moves, certain inventory adjustments, and sales or disposals of certain asset groups.  Management believes that this Non-GAAP disclosure is useful to investors in that it provides a supplemental way to possibly better understand the underlying operating performance of the Company.  Management uses Non-GAAP financial reporting to evaluate operating performance; however Non-GAAP financial performance should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

The following table provides reconciliation from GAAP net income (loss) to Non-GAAP net loss:

GAAP to Non-GAAP Reconciliation

(Unaudited)

	Quarters Ended
		March 31, 2009	June 30, 2008
	June 30, 2009	(As Adjusted)(1)	(As Adjusted)(1)
	(Amounts in millions, except per share data)
Including special items (GAAP)
Net sales	$150.2	$136.0	$242.8

Net income (loss)	$25.1	$2.4	$(189.4)
Basic net income (loss) per share	$0.31	$0.03	$(2.36)
Diluted net income (loss) per share	$0.31	$0.03	$(2.36)

Excluding special items (Non-GAAP)

Net income (loss)	$25.1	$2.4	$(189.4)
Special items (after tax):
Restructuring charges	—	1.3	6.5
Goodwill impairment	—	—	88.6
Gain on early extinguishment of debt	(38.9)	—	—
Write down of long lived assets	—	2.5	63.8
Loss on disposals of fixed assets	0.2	—	0.2
Net benefit plan adjustments	—	(28.6)	—
Non-recurring interest amortization charges	—	1.3	—
Inventory adjustment	—	—	8.6
Acquisitions integration costs	—	0.5	2.2
Adjusted net income (loss) (excluding special items)	$(13.6)	$(20.6)	$(19.5)
Adjusted net income (loss) (excluding special charges)
Basic	$(0.17)	$(0.25)	$(0.24)
Diluted	$(0.17)	$(0.25)	$(0.24)

(1)  Net income for each of the quarters ended March 31, 2009 and June 30, 2008 includes a reduction of $2.1 million related to a required retrospective change in accounting for convertible debt. In addition, the Company recorded $2.3 million in non-cash interest expense related to the adoption of FSP APB 14-1 in the first quarter of fiscal year 2010.

KEMET’s common stock is listed on the OTC Bulletin Board and on the Pink OTC Markets, Inc., Pink Quote System under the symbol KEME. At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.

QUIET PERIOD

Beginning October 1, 2009, we will observe a quiet period during which the information provided in this news release and our quarterly report on Form 10-Q will no longer constitute our current expectations. During the quiet period, this information should be considered to be historical, applying prior to the quiet period only and not subject to update by management. The quiet period will extend until the day when our next quarterly earnings release is published.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) generally adverse economic and industry conditions, including a decline in demand for the Company’s products;  (ii) the ability to maintain sufficient liquidity to realize current operating plans; (iii) the effect of receiving a going concern statement in our auditor’s report on our 2009 audited financial statements; (iv) adverse economic conditions could cause further reevaluation of the fair value of our reporting segments and the write down of long-lived assets; (v) the cost and availability of raw materials; (vi) changes in the competitive environment of the Company; (vii) economic, political, or regulatory changes in the countries in which the Company operates; (viii) the ability to successfully integrate the operations of acquired businesses; (ix) the ability to attract, train and retain effective employees and management; (x) the ability to develop innovative products to maintain customer relationships; (xi) the impact of environmental issues, laws, and regulations; (xii) the Company’s ability to finance and achieve the expected benefits of its manufacturing relocation plan or other restructuring plan; (xiii) volatility of financial and credit markets which would affect access to capital for the Company; (xiv) increased difficulty or expense in accessing capital because of the Company’s delisting of common stock from the New York Stock Exchange; (xv) exposure to foreign exchange (gains) and losses; (xvi) need to reduce costs to offset downward price trends; (xvii) potential limitation on use of net operating losses to offset possible future taxable income; (xviii) dilution as a result of the issuance of a warrant to K Financing; and (xix) exercise of the warrant by K Financing may result in the existence of a controlling shareholder. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

KEMET CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Quarters Ended June 30,
		2008
	2009	(As Adjusted)(1)
Net sales	$150,167	$242,844

Operating costs and expenses:
Cost of sales	129,806	225,788
Selling, general and administrative expenses	18,083	28,219
Research and development	4,779	10,096
Restructuring charges	—	6,797
Goodwill impairment	—	88,647
Write down of long-lived assets	—	63,928
Total operating costs and expenses	152,668	423,475

Operating loss	(2,501)	(180,631)

Other expense (income):
Interest income	(31)	(238)
Interest and amortization of debt discount and expense	5,819	7,729
Gain on early extinguishment of debt	(38,921)	—
Other expense (income), net	4,512	1,333

Income (loss) before income taxes	26,120	(189,455)

Income tax expense (benefit)	1,030	(80)

Net income (loss)	$25,090	$(189,375)

Net income (loss) per share:
Basic	$0.31	$(2.36)
Diluted	$0.31	$(2.36)

(1) Results are adjusted for retrospective application of changes in accounting for convertible notes.  See table: “Changes in Accounting for Convertible Notes.”

KEMET CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

(Unaudited)

		March 31, 2009
	June 30, 2009	(As Adjusted)(1)
ASSETS
Current assets:
Cash and cash equivalents	$34,135	$39,204
Accounts receivable, net	123,976	120,139
Inventories	150,807	154,981
Prepaid expenses and other current assets	14,809	11,245
Deferred income taxes	1,850	151
Total current assets	325,577	325,720
Property and equipment, net of accumulated depreciation of $647.1 million and $623.0 million as of June 30, 2009 and March 31, 2009, respectively	356,911	357,977
Intangible assets, net	24,418	24,094
Other assets	16,197	6,360
Total assets	$723,103	$714,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$19,879	$25,994
Accounts payable, trade	51,299	52,332
Accrued expenses	52,587	51,125
Income taxes payable	954	1,127
Total current liabilities	124,719	130,578
Long-term debt, less current portion	222,502	280,752
Warrant liability	31,400	—
Post-retirement benefits and other non-current obligations	65,539	57,316
Deferred income taxes	7,151	5,466

Stockholders’ equity:
Common stock, par value $0.01, authorized 300,000 shares, issued 88,525 and 88,525 shares at June 30, 2009 and March 31, 2009, respectively	885	885
Additional paid-in capital	367,064	367,257
Retained deficit	(56,252)	(81,342)
Accumulated other comprehensive income	19,084	12,663
Treasury stock, at cost (7,658 and 7,714 shares at June 30, 2009 and March 31, 2009, respectively)	(58,989)	(59,424)
Total stockholders’ equity	271,792	240,039

Total liabilities and stockholders’ equity	$723,103	$714,151

(1) Results are adjusted for retrospective application of changes in accounting for convertible notes. See table: “Changes in Accounting for Convertible Notes.”

KEMET CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Quarters Ended June 30,
	2009	2008
		(As Adjusted)(1)
Sources (uses) of cash and cash equivalents
Operating activities:
Net income (loss)	$25,090	$(189,375)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on early extinguishment of debt	(38,921)	—
Depreciation and amortization	14,766	18,114
Goodwill impairment	—	88,647
Write down of long-lived assets	—	63,928
Stock-based compensation expense	241	539
Change in deferred income taxes	(390)	558
Change in operating assets	4,523	7,808
Change in operating liabilities	(1,946)	(5,898)
Other	612	207
Net cash provided by (used in) operating activities	3,975	(15,472)

Investing activities:
Capital expenditures	(1,387)	(11,209)
Acquisitions, net of cash received	—	(1,000)
Net cash used in investing activities	(1,387)	(12,209)

Financing activities:
Proceeds from issuance debt	49,818	4,311
Payments of long-term debt	(49,832)	(22,390)
Debt extinguishment and issuance costs	(7,811)	—
Proceeds from sale of common stock to employee savings plan	—	85
Net cash used in financing activities	(7,825)	(17,994)
Net decrease in cash and cash equivalents	(5,237)	(45,675)
Effect of foreign currency fluctuations on cash	168	(207)
Cash and cash equivalents at beginning of fiscal period	39,204	81,383
Cash and cash equivalents at end of fiscal period	$34,135	$35,501

(1) Results are adjusted for retrospective application of changes in accounting for convertible notes.  See table: “Changes in Accounting for Convertible Notes.”

KEMET CORPORATION AND SUBSIDIARIES

Changes in Accounting for Convertible Notes

(Amounts in thousands, except per share data)

Condensed Consolidated Statements of Operations

	Quarter Ended June 30, 2008
	As Previously Presented	Adjustments	Following the Adoption of APB 14-1
Interest accretion	$382	$2,083	$2,465
Net income	(187,292)	(2,083)	(189,375)

Net income (loss) per share:
Basic	$(2.33)	$(0.03)	$(2.36)
Diluted	$(2.33)	$(0.03)	$(2.36)

Condensed Consolidated Balance Sheets

	March 31, 2009
	As Previously Presented	Adjustments	Following the Adoption of APB 14-1
Other assets	$7,010	$(650)	6,360
Long-term debt	307,111	(26,359)	280,752
Total stockholders’ equity	214,330	25,709	240,039